EXHIBIT 99.1

THOR Industries Announces Third Quarter Fiscal 2023 Results

DISCIPLINED PRODUCTION, VARIABLE COST MODEL AND STRONG PERFORMANCE OF THE EUROPEAN SEGMENT UNDERPIN SOLID THIRD QUARTER RESULTS

  Net sales for the third quarter were $2.93 billion, a decrease of 37.1% compared to the record third quarter of fiscal 2022 and a decrease of 15.3% over the same quarter of fiscal year 2021.
  Consolidated gross profit margin for the third quarter was 14.8%, a decrease of 250 basis points when compared to the third quarter of fiscal year 2022 and a 20 basis point increase compared to the third quarter of fiscal year 2021.
  Earnings per share for the third quarter were $2.24 per diluted share, down from $6.32 per diluted share in the same period of the prior fiscal year and down from $3.29 per diluted share in the third quarter of fiscal year 2021.
  Net cash provided by operations for the first nine months of fiscal 2023 was $474.1 million as compared to net cash provided by operations of $637.5 million for the first nine months of fiscal 2022 and net cash used in operations of $175.1 million for the first nine months of fiscal 2021.
  The Company is raising the low end of its full year fiscal 2023 diluted earnings per share guidance from the previous range of $5.50 to $6.50 to the updated range of $5.80 to $6.50.

ELKHART, Ind., June 06, 2023 (GLOBE NEWSWIRE) -- THOR Industries, Inc. (NYSE: THO) today announced financial results for its third fiscal quarter ended April 30, 2023.

“Market conditions continue to be challenging as dealers and consumers face increasing pressures from the macro environment. In this difficult setting, we remain focused on executing our business model that enables us to quickly adapt to market conditions. Consequently, our performance during the fiscal third quarter was solid relative to broader market conditions. Despite dynamics currently affecting the operating environment along with the difficult comparison to record results in the prior-year period, each of our segments largely met or exceeded internal expectations during the quarter. In our European segment, pricing and operational initiatives combined with moderate improvements in chassis availability and resilient demand contributed to strong sequential and year-over-year growth as we continue to realize the value of our European operations. In North America, moderately higher production volumes compared to our second quarter along with greater activity on dealer lots than we saw last quarter resulted in operating results that well exceeded our fiscal 2023 second quarter results,” said Bob Martin, President and CEO of THOR Industries.

Third-Quarter Financial Results

Consolidated net sales were $2.93 billion in the third quarter of fiscal 2023, compared to $4.66 billion in the third quarter of fiscal 2022 and $3.46 billion in the third quarter of fiscal 2021.

Consolidated gross profit margin for the third quarter was 14.8%, a decrease of 250 basis points when compared to the third quarter of fiscal year 2022 and a 20-basis point increase when compared to the third quarter of fiscal year 2021.

Net income attributable to THOR Industries and diluted earnings per share for the third quarter of fiscal 2023 were $120.7 million and $2.24, respectively, compared to $348.1 million and $6.32, respectively, for the prior-year period and $183.3 million and $3.29, respectively, for the third quarter of fiscal 2021.

Our consolidated results were driven by the results of our individual segments as noted below.

Segment Results

North American Towable RVs

($ in thousands)	Three Months Ended April 30,		% Change	Nine Months Ended April 30,		% Change
	2023	2022		2023	2022
Net Sales	$1,124,410	$2,640,137	(57.4)	$3,271,967	$6,866,059	(52.3)
Gross Profit	$143,988	$453,907	(68.3)	$392,717	$1,239,162	(68.3)
Gross Profit Margin %	12.8	17.2		12.0	18.0
Income Before Income Taxes	$77,583	$326,697	(76.3)	$181,471	$868,874	(79.1)

	As of April 30,		% Change
($ in thousands)	2023	2022
Order Backlog	$757,127	$6,899,675	(89.0)
  North American Towable RV net sales were down 57.4% for the third quarter of fiscal 2023 compared to the prior-year period, driven primarily by a 57.3% decrease in unit shipments. The decrease in unit shipments is primarily due to a softening in current dealer and consumer demand in comparison with the unusually strong third quarter demand in the prior-year quarter, which included independent dealers restocking their lot inventory levels.
  North American Towable RV gross profit margin was 12.8% for the third quarter of fiscal 2023, compared to 17.2% in the prior-year period. The decrease in gross profit margin for the third quarter was primarily driven by higher manufacturing overhead, warranty and direct labor percentages, partially offset by a decrease in the material cost percentage due to the combined favorable impacts of product mix changes, net selling price increases and cost savings initiatives exceeding the impact of increased sales discounts.
  North American Towable RV income before income tax for the third quarter of fiscal 2023 was $77.6 million, compared to income before income tax of $326.7 million in the third quarter last year, with the decrease driven by the decrease in net sales and the decline in the gross margin percentage.

North American Motorized RVs

($ in thousands)	Three Months Ended April 30,		% Change	Nine Months Ended April 30,		% Change
	2023	2022		2023	2022
Net Sales	$795,940	$1,053,045	(24.4)	$2,658,042	$2,954,879	(10.0)
Gross Profit	$93,307	$173,904	(46.3)	$386,254	$469,906	(17.8)
Gross Profit Margin %	11.7	16.5		14.5	15.9
Income Before Income Taxes	$48,186	$116,293	(58.6)	$234,163	$309,228	(24.3)

	As of April 30,		% Change
($ in thousands)	2023	2022
Order Backlog	$1,263,071	$4,100,040	(69.2)
  North American Motorized RV net sales decreased 24.4% for the third quarter of fiscal 2023 compared to the prior-year period. The decrease was driven primarily by a 21.2% decrease in unit shipments and a 3.2% decrease in the overall net price per unit primarily due to changes in product mix.
  North American Motorized RV gross profit margin was 11.7% for the third quarter of fiscal 2023, compared to 16.5% in the prior-year period. The decrease in the gross profit margin percentage for the third quarter was primarily driven by an increase in sales discounts, higher warranty costs and an increase in manufacturing overhead costs as a percentage of sales due to the reduction in sales.
  North American Motorized RV income before income tax for the third quarter of fiscal 2023 decreased to $48.2 million compared to $116.3 million a year ago, driven by the decline in the gross margin percentage and the decrease in net sales.

European RVs

($ in thousands)	Three Months Ended April 30,		% Change	Nine Months Ended April 30,		% Change
	2023	2022		2023	2022
Net Sales	$866,751	$724,002	19.7	$2,017,991	$2,080,729	(3.0)
Gross Profit	$151,780	$99,845	52.0	$312,075	$257,418	21.2
Gross Profit Margin %	17.5	13.8		15.5	12.4
Income Before Income Taxes	$72,401	$20,559	252.2	$77,948	$12,248	536.4

	As of April 30,		% Change
($ in thousands)	2023	2022
Order Backlog	$3,474,324	$2,878,052	20.7
  European RV net sales increased 19.7% for the third quarter of fiscal 2023 compared to the prior-year period, driven by a 22.2% increase in the overall net price per unit due to the total combined impact of changes in foreign currency, product mix and price, partially offset by a 2.5% decrease in unit shipments. The decrease due to the foreign exchange rate decline of 2.7% was more than offset by net selling price increases and product mix changes.
  European RV gross profit margin was 17.5% of net sales for the third quarter compared to 13.8% in the prior-year period. This improvement in the gross profit margin percentage for the quarter was primarily driven by net selling price increases, product mix changes and a reduction in the labor cost percentage.
  European RV income before income tax for the third quarter of fiscal 2023 was $72.4 million, compared to net income before income tax of $20.6 million during the third quarter of fiscal 2022. The improvement in income before income taxes was primarily driven by the improvement in the gross margin percentage and the increase in net sales.

Management Commentary

“Solid operational execution enabled THOR to effectively navigate a dynamic industry environment and generate $2.93 billion of consolidated net sales and $120.7 million of net income attributable to THOR in the third quarter of fiscal 2023. As expected, our consolidated gross profit margin improved sequentially versus the fiscal second quarter driven by higher production volumes, disciplined execution, and ongoing employment of our variable cost model,” said Colleen Zuhl, Senior Vice President and Chief Financial Officer.

“In North America, we continue to prudently manage wholesale production levels given cautious ordering patterns by our independent dealers amid an uncertain market environment. Given the seasonal step-up in retail demand we experienced as we progressed through the fiscal third quarter, our teams were able to assist independent dealers in destocking approximately 8,300 units from channel inventory and reducing a substantial number of prior-model-year units. In addition, our operating teams continue to employ our proven variable cost model by further temporarily rightsizing the manufacturing footprint and implementing cost reduction initiatives targeted at keeping our operating costs in line with market conditions. These actions, and the progress we achieved during our third fiscal quarter, enhance our position as we execute through the balance of the fiscal year,” said Todd Woelfer, Senior Vice President and Chief Operating Officer.

“In Europe, we delivered strong fiscal third quarter results reflecting the benefits of pricing actions previously taken to offset material and other input costs, operational efficiencies and moderate improvements in chassis supply. We continue to experience favorable market dynamics in Europe as consumer demand remains resilient in many of the geographic areas we serve, while the restocking cycle for motorized products is set to extend into early fiscal 2024. Additionally, our Nowa Sól, Poland manufacturing facility started its commercial operations late in the fiscal third quarter and will enable us to expand the reach of our product offerings in Europe as production is scaled up over the next 24 to 36 months,” continued Woelfer.

“Net cash provided by operating activities for the nine months ended April 30, 2023, totaled $474.1 million, including $288.8 million provided in the third fiscal quarter, as a result of our strong, strategic operating performance. This solid cash generation during the quarter allowed the Company to pay down $90.0 million on our U.S. Term Loan B and $35.0 million on our ABL as well as repurchase 210,799 shares of our common stock at a weighted-average price of $78.75 for an aggregate purchase price of approximately $16.6 million. Subsequent to the end of the fiscal third quarter, we paid down an additional $85.0 million on our U.S. Term Loan B and made principal payments totaling $50.0 million to fully pay off the outstanding balance on our ABL, further solidifying an already strong balance sheet amid a soft macroeconomic environment. Looking ahead, we remain committed to maintaining a strong balance sheet and leveraging our cash flow to drive enhanced shareholder value,” added Zuhl.

Outlook

“Our team made significant progress during the fiscal third quarter to position us for improved long-term performance. During the quarter we worked with our independent dealers to reduce channel inventory, rightsized our product offerings based on current demand trends and continued to leverage our variable cost model in an effort to preserve margins. While we are encouraged by our fiscal third quarter results, we anticipate certain macroeconomic challenges to persist in the near-term. As we continue to navigate through and adapt to evolving economic conditions, our operational discipline and flexible business model continue to position us to deliver solid results. Our production will continue to align to retail pull-through, and we will maintain this discipline as we move to model year 2024 products towards the end of our fiscal fourth quarter. Combined, our efforts to move model year 2022 units through the retail cycle and our disciplined production of model year 2023 units to lower overall channel inventory levels position us well for the model year 2024 rollout. While we anticipate these efforts will result in sequentially lower fiscal fourth quarter financial results, we believe these strategies will bolster our relative performance next fiscal year. As the current macro environment remains fluid, our fiscal third quarter results demonstrate our commitment to positioning the business to excel across the business cycle, and our teams remain focused on delivering a strong finish to fiscal 2023,” concluded Martin.

Fiscal 2023 Guidance

The Company is updating its most recent full-year fiscal 2023 guidance ranges to reflect the strong third quarter performance partially offset by an expected reduction in our fiscal fourth quarter production volumes of North American towable products in anticipation of the model year 2024 changeover. The revised ranges continue to reflect heightened macroeconomic uncertainty as well as the impact of fiscal fourth quarter strategies to position our independent dealers for improved future performance.

For fiscal 2023, the Company’s updated full-year guidance includes:

  Consolidated net sales in the range of $10.5 billion to $11.0 billion (previously $10.5 billion to $11.5 billion)
  Consolidated gross profit margin in the range of 13.8% to 14.2% (previously 13.4% to 14.2%)
  Diluted earnings per share in the range of $5.80 to $6.50 (previously $5.50 to $6.50)

Supplemental Earnings Release Materials

THOR Industries has provided a comprehensive question and answer document, as well as a PowerPoint presentation, relating to its quarterly results and other topics.

To view these materials, go to http://ir.thorindustries.com.

About THOR Industries, Inc.

THOR Industries is the sole owner of operating companies which, combined, represent the world’s largest manufacturer of recreational vehicles.

For more information on the Company and its products, please go to www.thorindustries.com.

Forward-Looking Statements

This release includes certain statements that are “forward-looking” statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are made based on management’s current expectations and beliefs regarding future and anticipated developments and their effects upon THOR, and inherently involve uncertainties and risks. These forward-looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ materially from our expectations. Factors which could cause materially different results include, among others: the impact of inflation on the cost of our products as well as on general consumer demand; the effect of raw material and commodity price fluctuations, and/or raw material, commodity or chassis supply constraints; the impact of war, military conflict, terrorism and/or cyber-attacks, including state-sponsored or ransom attacks; the impact of sudden or significant adverse changes in the cost and/or availability of energy or fuel, including those caused by geopolitical events, on our costs of operation, on raw material prices, on our suppliers, on our independent dealers or on retail customers; the dependence on a small group of suppliers for certain components used in production, including chassis; interest rate fluctuations and their potential impact on the general economy and, specifically, on our profitability and on our independent dealers and consumers;   the ability to ramp production up or down quickly in response to rapid changes in demand while also managing costs and market share; the level and magnitude of warranty and recall claims incurred; the ability of our suppliers to financially support any defects in their products; legislative, regulatory and tax law and/or policy developments including their potential impact on our independent dealers, retail customers or on our suppliers; the costs of compliance with governmental regulation; the impact of an adverse outcome or conclusion related to current or future litigation or regulatory investigations; public perception of and the costs related to environmental, social and governance matters; legal and compliance issues including those that may arise in conjunction with recently completed transactions; lower consumer confidence and the level of discretionary consumer spending; the impact of exchange rate fluctuations; restrictive lending practices which could negatively impact our independent dealers and/or retail consumers; management changes; the success of new and existing products and services; the ability to maintain strong brands and develop innovative products that meet consumer demands; the ability to efficiently utilize existing production facilities; changes in consumer preferences; the risks associated with acquisitions, including: the pace and successful closing of an acquisition, the integration and financial impact thereof, the level of achievement of anticipated operating synergies from acquisitions, the potential for unknown or understated liabilities related to acquisitions, the potential loss of existing customers of acquisitions and our ability to retain key management personnel of acquired companies; a shortage of necessary personnel for production and increasing labor costs and related employee benefits to attract and retain production personnel in times of high demand; the loss or reduction of sales to key independent dealers; disruption of the delivery of units to independent dealers or the disruption of delivery of raw materials, including chassis, to our facilities; increasing costs for freight and transportation; the ability to protect our information technology systems from data breaches, cyber-attacks and/or network disruptions; asset impairment charges; competition; the impact of losses under repurchase agreements; the impact of the strength of the U.S. dollar on international demand for products priced in U.S. dollars; general economic, market and political conditions in the various countries in which our products are produced and/or sold; the impact of changing emissions and other related climate change regulations in the various jurisdictions in which our products are produced, used and/or sold; changes to our investment and capital allocation strategies or other facets of our strategic plan; and changes in market liquidity conditions, credit ratings and other factors that may impact our access to future funding and the cost of debt.

These and other risks and uncertainties are discussed more fully in our Quarterly Report on Form 10-Q for the quarter ended April 30, 2023 and in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2022.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any change in our expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.

THOR INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE AND NINE MONTHS ENDED APRIL 30, 2023 AND 2022
($000’s except share and per share data) (Unaudited)

	Three Months Ended April 30,				Nine Months Ended April 30,
	2023	% Net Sales(1)	2022	% Net Sales(1)	2023	% Net Sales(1)	2022	% Net Sales(1)

Net sales	$2,928,820		$4,657,517		$8,383,539		$12,490,759

Gross profit	$432,637	14.8%	$807,445	17.3%	$1,202,048	14.3%	$2,138,143	17.1%

Selling, general and administrative expenses	210,044	7.2%	281,676	6.0%	660,411	7.9%	845,009	6.8%

Amortization of intangible assets	35,113	1.2%	40,725	0.9%	105,531	1.3%	117,288	0.9%

Interest expense, net	26,362	0.9%	22,289	0.5%	74,802	0.9%	67,516	0.5%

Other income (expense), net	(5,667)	(0.2)%	(348)	—%	6,136	0.1%	13,172	0.1%

Income before income taxes	155,451	5.3%	462,407	9.9%	367,440	4.4%	1,121,502	9.0%

Income taxes	35,722	1.2%	116,389	2.5%	84,482	1.0%	265,046	2.1%

Net income	119,729	4.1%	346,018	7.4%	282,958	3.4%	856,456	6.9%

Less: net income attributable to non-controlling interests	(990)	—%	(2,033)	—%	(1,026)	—%	(405)	—%

Net income attributable to THOR Industries, Inc.	$120,719	4.1%	$348,051	7.5%	$283,984	3.4%	$856,861	6.9%

Earnings per common share
Basic	$2.26		$6.34		$5.30		$15.50
Diluted	$2.24		$6.32		$5.27		$15.44

Weighted-avg. common shares outstanding – basic	53,425,379		54,906,356		53,534,746		55,278,320
Weighted-avg. common shares outstanding – diluted	53,820,400		55,068,783		53,854,542		55,507,023

(1) Percentages may not add due to rounding differences

SUMMARY CONDENSED CONSOLIDATED BALANCE SHEETS ($000’s) (Unaudited)

	April 30, 2023	July 31, 2022		April 30, 2023	July 31, 2022
Cash and equivalents	$353,226	$311,553	Current liabilities	$1,720,540	$1,755,916
Accounts receivable, net	811,543	944,181	Long-term debt	1,641,076	1,754,239
Inventories, net	1,864,755	1,754,773	Other long-term liabilities	294,067	297,323
Prepaid income taxes, expenses and other	55,249	51,972	Stockholders’ equity	3,898,276	3,600,654
Total current assets	3,084,773	3,062,479
Property, plant & equipment, net	1,360,144	1,258,159
Goodwill	1,796,743	1,804,151
Amortizable intangible assets, net	1,030,833	1,117,492
Deferred income taxes and other, net	281,466	165,851
Total	$7,553,959	$7,408,132		$7,553,959	$7,408,132

Contact:
Michael Cieslak, CFA
mcieslak@thorindustries.com
(574) 294-7724